Exhibit 8.2

Watson, Farley & Williams LLP
Our reference: 25246/80207829v1 October 4, 2013	1133 Avenue of the Americas New York, New York 10036 Tel +1 212 922 2200 Fax +1 212 922 1512

Teekay LNG Partners L.P.

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton, HM 08, Bermuda

Registration Statement on Form F-3ASR (No. 333-174220) – Prospectus Supplement

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Teekay LNG Partners L.P., a Marshall Islands limited partnership (the “Partnership”), and various of its subsidiaries and affiliates, in connection with the issuance and sale by the Partnership of up to 3,450,000 common units (the “Units”) pursuant to the Partnership’s Registration Statement on Form F-3ASR (No. 333-174220) (the “Registration Statement”), the preliminary prospectus supplement dated October 1, 2013 (the “Preliminary Prospectus”) to the base prospectus dated May 13, 2011 and the prospectus supplement dated October 1, 2013 (the “Prospectus”) to the base prospectus dated May 13, 2011.

In rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Registration Statement;

(ii)	the Preliminary Prospectus;

(iii)	the Prospectus;

(iv)	the Underwriting Agreement, dated October 1, 2013 (the “Underwriting Agreement”), among the representatives of the underwriters named therein, the Partnership, Teekay GP L.L.C., a Marshall Islands limited liability company (the “General Partner”) and Teekay LNG Operating L.L.C., a Marshall Islands limited liability company (together with the Partnership and the General Partner, the “Teekay Parties”); and

(v)	such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Teekay Parties, as we have deemed relevant and necessary as the basis for the opinions hereafter expressed.

Watson, Farley & Williams LLP is a Delaware limited liability partnership. Any reference to a ‘partner’ means a member of Watson, Farley & Williams LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.

Watson, Farley & Williams LLP or an affiliated undertaking has an office in each of the cities listed.

London — New York — Paris — Hamburg — Munich — Frankfurt — Rome — Milan — Madrid — Athens — Piraeus — Singapore — Bangkok — Hong Kong

Teekay LNG Partners L.P.	Page 2
October 4, 2013

In such examination, we have assumed (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us.

In rendering this opinion, we have also assumed:

(i)	that the Underwriting Agreement has been duly and validly authorized by the parties thereto (other than the Teekay Parties), and executed and delivered by such parties thereto; and

(ii)	the validity and enforceability of the Underwriting Agreement against the parties thereto.

As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of each of the Teekay Parties and of public officials, in each case as we have deemed relevant and appropriate, and upon the representations and warranties of each of the Teekay Parties in the Underwriting Agreement. We have not independently verified the facts so relied on.

This opinion letter is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Units are issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Registration Statement and the Prospectus, the Units will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Partnership and to the references to our firm in the Registration Statement, the Preliminary Prospectus and the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson, Farley & Williams LLP

/s/ Watson, Farley & Williams LLP